YORKVILLE ADVISORS, LLC
101 HUDSON STREET, SUITE 3700
JERSEY CITY, NEW JERSEY 07302

August 5, 2009

Conquest Petroleum Incorporated
24900 Pitkin Road. Suite 308
Spring, Texas 77386

On the terms and subject to the conditions set forth below, Yorkville Advisors, LLC ("Yorkville") as the investment manager of YA Global Master SPV, LTD (the "Investor") proposes to purchase up to 4,620,000 shares of common stock of Conquest Petroleum Incorporated (the "Issuer") on the principal terms set forth below under a Standby Equity Distribution Agreement ("SEDA"). Except for the Confidentiality and the Due Diligence and Structuring Fee Provisions, this letter is non-binding and subject to the parties entering into formal agreements setting forth their respective rights and obligations. Such agreements will contain customary representations, warranties and indemnifications. The material terms of the offering are set forth below:

Issuer	Conquest Petroleum incorporated (OTCBB: CQPT)
Investor	YA Global Master SPV, LTD
Closing and Effective Data
The Closing Date shall be the day on which definitive contracts are executed by the Issuer and the Investor.

The Effective Date shall be the first day following the effectiveness of a registration statement the Issuer files with the U.S. Securities and Exchange Commission for shares underlying the Commitment Amount.

Commitment Amount
The Investor shall commit to purchase up to 4,620,000 shares of Common Stock of the Issuer over the course of 24 months following the Effective Date. The Issuer shall have the right, but not the obligation, to sell Common Stock to the Investor. Each right to sell Common Stock is called an "Advance." Each Advance may be up to twenty percent (20%) of the aggregate value of the prior 5 days trading volume (the "Advance Amman").

Advance Notice
In order to request an Advance, the Issuer will submit a written notice (an "Advance Notice") to the Investor. The Advance Notice will specify the amount of the Advance. Advance Notices may be delivered to the Investor every 5 trading days. The date the Advance Notice is delivered to the Investor is called an "Advance Notice Date."

Affiliate Status
The Issuer and the Investor acknowledge neither the Investor, nor the Issuer, by way of Advances may cause the Investor to become an Affiliate of the Issuer (as defined by any amounts greater than 4.99% of the Issuer's outstanding Common Stock).

Purchase Price	The Issuer will sell to the Investor the Common Stock at a purchase price equal to 93.5% of the Market Price.

Market Price	The Market. Price is the lowest daily volume weighted average price ("VWAP") of the Common Stock daring the Pricing Period.
Pricing Period	The period of 5 consecutive trading days commencing on the trading day immediately following the Advance Notice Date.
Advance Date
The Advance Date is the date on which the sale of the Common Stock and the payment of the Purchase Price are completed. Each Advance Date will be on the first trading day after the end of the relevant Pricing Period. On each Advance Date, the Issuer will cause the delivery of whole shares of common stock to the Investor or its designees via DWAC, against payment therefore to the issuer's designated account by wire transfer of immediately available funds.

Conditions
The Investor's commitment shall be subject to customary due diligence for a transaction of this type. In addition, the following conditions shall govern the transaction:

- The Issuer shall have freely tradable shares available for issuance to the Investor.

- Approval of the Investor's Investment Committee.

- The Issuer's contemplated reverse split shall cause both the Commitment Amount and Commitment Fee to be adjusted accordingly on a post-split basis.

No Short Sales and Additional Purchases
The Investor will not, and will cause its affiliates not to, engage in any short sales with respect to the Common Stock provided that the Investor may sell shares which it is irrevocably bound to purchase subject to an Advance Notice prior to receiving such shares.

In the five (5) trading days after receiving an Advance Notice from the Issuer, the Investor, its partners, subsidiaries and affiliates will not sell shares with gross proceeds in aggregate exceeding the Advance Amount indicated in such Advance Notice.

The Investor represents it is a long only fund.

Registration Rights
The shares of Common stork that shall be issued to the Investor under the SEDA shall be registered on an effective registration statement (S-I) the Issuer is to file with the U.S. Securities and Exchange Commission.

Due Diligence and Structuring Fee	In connection with the signing of this Term Sheet, the Issuer shall remit payment to the Investor of $25,000 to defray the Investor's due diligence and legal costs.

Commitment Fee
The Issuer agrees to issue to the Investor $130,000 of common stock as a Commitment Fee. The Commitment Fee shall be issued in two tranches:

- $65,000 due on Closing

- $65,000 due on the earlier of 6 months from Closing or the Issuer drawing $2,000,000.

The amount of shares issued will be determined by dividing the amount of the Commitment Fee by the closing bid price of the Issuer's Common Stock on the trading day immediately preceding the day of issuance. Such Common Stock shall be subject to the same Registration Rights as the Commitment Amount.

Confidentiality
Except as required by the rules and regulations or the SEC, the existence of this term sheet and the individual terms andconditions are of a confidential nature and shall not be disclosed to anyone, except to the Issuer, the Investor and their respective legal advisors.

If the terms and conditions contained herein are satisfactory, please sip as indicated below. Wo appreciate this opportunity to work with you. We look forward to an expeditious and successful closing of this transaction.

Sincerely,

YORKVILLE ADVISORS, LLC

As: Investment Manager to YA Global Master SPV, LTD

By: ________________________
Name: ______________________
Tide: _______________________

AGREED TO AND ACCEPTED:
Conquest Petroleum Incorporated

By: ___________________
Name: Robert C. Johnson
Title: Chief Financial Officer